N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Tyler Mason
	Vice President	Senior Vice President		Vice President
	952-936-7216	952-936-7214		424-333-6122

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2017 RESULTS
HIGHLIGHTED BY CONTINUED STRONG AND DIVERSIFIED GROWTH

•	Revenues Grew 9% Year-Over-Year to $201 Billion

•	Operating Earnings Exceeded $15.2 Billion, Up 18% Year-Over-Year

•	Net Earnings of $10.72 Per Share and Fourth Quarter Net Earnings of $3.65 Per Share included a One-Time, Non-Cash Deferred Tax Benefit of $1.22 and $1.21 Per Share, Respectively

•	Adjusted Net Earnings were $10.07 Per Share for the Full Year, Up 25% Year-Over-Year,
and Grew 23% to $2.59 Per Share in the Fourth Quarter

•	Cash Flows from Operations Grew 39% Year-Over-Year to $13.6 Billion

NEW YORK, NY (January 16, 2018) – UnitedHealth Group (NYSE: UNH) reported fourth quarter and full year 2017 results reflecting continued broad-based growth and strengthened operating performance across the enterprise. “We enter 2018 with both growth momentum and opportunity, as a result of our focus on improving the experience of those we serve, combined with actions taken to deepen our capabilities and presence in strategic markets,” said David S. Wichmann, chief executive officer of UnitedHealth Group.

As a result of The Tax Cuts and Jobs Act of 2017, UnitedHealth Group’s 2017 net earnings of $10.72 per share included a $1.22 per share non-cash benefit from the revaluation of the Company’s net deferred tax liability. This one-time item affects the comparability of results between periods, and accordingly has been excluded from adjusted net earnings per share.

The Company revised its 2018 financial outlook to reflect the effects of the U.S. corporate tax law changes, dedicating a significant portion of the benefits to accelerating investments in data analytics, technology and innovations to better serve consumers and care systems and to advancing new and existing business platforms. UnitedHealth Group now expects 2018 net earnings of $11.65 to $11.95 per share and adjusted net earnings of $12.30 to $12.60 per share. Cash flows from operations are expected to range from $15 billion to $15.5 billion.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016
Revenues	$52.1 billion	$47.5 billion	$50.3 billion	$201.2 billion	$184.8 billion
Earnings From Operations	$4.0 billion	$3.2 billion	$4.1 billion	$15.2 billion	$12.9 billion
Net Margin	6.9%	3.5%	4.9%	5.2%	3.8%
Net Margin Adjusted for Tax Reform [1]	4.6%			4.7%
[1] The Tax Cuts and Jobs Act of 2017 resulted in a $1.2 billion favorable non-cash revaluation of UnitedHealth Group’s U.S. net deferred tax liability, reducing the 2017 full year tax rate by 860 basis points to 22.8 percent and the fourth quarter tax rate by 32.7 percentage points to -1.4 percent and impacting the Company’s GAAP net margin.

•
UnitedHealth Group’s full year 2017 revenues of $201.2 billion grew 8.8 percent or $16.3 billion year-over-year. Revenue growth was broad-based and balanced across the businesses, reflecting strong demand for the Company’s product and service offerings.

•
Full year 2017 earnings from operations grew $2.3 billion, up 17.6 percent year-over-year to $15.2 billion, and adjusted net earnings grew 25.1 percent to $10.07 per share, with fourth quarter adjusted net earnings growing 22.7 percent year-over-year to $2.59 per share.

•
Full year 2017 cash flows from operations of $13.6 billion grew 38.8 percent year-over-year and were 1.3 times net earnings, with an increasing mix of cash generated by non-insurance businesses in 2017. Fourth quarter 2017 adjusted cash flows from operations were $2 billion.

•
The full year 2017 consolidated medical care ratio of 82.1 percent increased 90 basis points year-over-year, as a 140 basis point increase from the health insurance tax deferral was partially offset by $690 million in favorable prior year reserve development in 2017, compared to $220 million in 2016. The fourth quarter 2017 consolidated medical care ratio of 82.2 percent reflected consistent medical cost trends.

•
The full year 2017 operating cost ratio of 14.7 percent declined 70 basis points year-over-year from 15.4 percent in 2016, as a 90 basis point decrease from the health insurance tax deferral was partially offset by business mix.

UnitedHealth Group – Continued

•
Year end 2017 days claims payable of 50 days decreased one day sequentially and year-over-year; 2017 days sales outstanding rose one day sequentially and year-over-year to 17 days due to the mix of health care services revenues.

•
Driven by net earnings growth, including the deferred tax revaluation, return on equity increased to 24.4 percent in 2017. The debt to total capital ratio decreased 740 basis points year-over-year to 38.9 percent at December 31, 2017. Dividend payments grew 22.6 percent year-over-year to $2.8 billion, and the Company repurchased 8.6 million shares for $1.5 billion in 2017.

UnitedHealthcare provides global health care benefits, serving individuals and employers, and Medicare and Medicaid beneficiaries.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016
Revenues	$41.6 billion	$37.9 billion	$40.7 billion	$163.3 billion	$148.6 billion
Earnings From Operations	$1.8 billion	$1.4 billion	$2.4 billion	$8.5 billion	$7.3 billion
Operating Margin	4.2%	3.7%	5.9%	5.2%	4.9%

•
UnitedHealthcare’s full year 2017 revenues of $163.3 billion grew $14.7 billion or 9.9 percent year-over-year. In 2017, UnitedHealthcare grew to serve 2 million more people across domestic employer-sponsored, Medicare and Medicaid benefit offerings. UnitedHealthcare grew to serve 480,000 more consumers in the fourth quarter of 2017, helping lift revenues by 9.6 percent year-over-year to $41.6 billion. Full year 2017 earnings from operations of $8.5 billion grew 16.3 percent, driven by diversified revenue growth and improved operating performance. Fourth quarter 2017 earnings from operations of $1.8 billion were ahead of the Company’s outlook, due to strong business growth and increased reserve development. Comparisons of 2017 results with those of 2016 are affected by the health insurance tax deferral and a $350 million industry guarantee assessment in fourth quarter 2016.

–
UnitedHealthcare Employer & Individual served nearly 30 million people at December 31, 2017. Full year 2017 revenues of $52.1 billion decreased $1 billion year-over-year, including nearly $200 million in the fourth quarter, due to the effects of the ACA Individual market withdrawals and health insurance tax deferral. These factors offset revenue increases from strong year-over-year growth of 465,000 people in commercial risk-based group benefit offerings, including 130,000 people in the fourth quarter.

–
UnitedHealthcare Medicare & Retirement served nearly 9 million people with medical benefit products at year end 2017, reflecting growth of 12.4 percent or approximately 1 million people. Growth was diversified, reflecting a balanced mix in Medicare Advantage, including serving more people in both the individual market and the employer-sponsored group retiree market, and through Medicare Supplement. Revenues grew by $9.7 billion or 17.2 percent to $66 billion in 2017, including growth of 16.7 percent to $16.4 billion in the fourth quarter.

UnitedHealthcare - Continued

–
In 2017, UnitedHealthcare Community & State grew to serve 6.7 million people across 28 state customers and the District of Columbia. Full year growth of 815,000 people, or 13.8 percent, included serving 330,000 more people in the fourth quarter. Revenues of $37.4 billion grew $4.5 billion or 13.7 percent year-over-year, with fourth quarter revenues increasing 15 percent, reflecting strong membership gains in 2017.

–
UnitedHealthcare Global served 4.1 million people at December 31, 2017. Revenues of $7.8 billion grew 24.6 percent, with fourth quarter revenues of $2 billion increasing 11.7 percent year-over-year. Revenue growth was driven by disciplined pricing, the full year impact of 2016 acquisitions and an improved currency exchange rate. Performance strengthened in 2017 as a result of pricing actions and advancements in clinical integration, as well as improvements in operating costs.

Optum is a health services business serving the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, data analytics, technology and clinical insights, Optum’s people help improve overall health system performance: optimizing care quality, reducing health care costs and improving the consumer experience and health system performance.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016
Total Revenues	$24.4 billion	$22.2 billion	$22.9 billion	$91.2 billion	$83.6 billion
Earnings From Operations	$2.2 billion	$1.8 billion	$1.7 billion	$6.7 billion	$5.6 billion
Operating Margin	9.1%	8.1%	7.4%	7.4%	6.7%

•
In 2017, Optum revenues grew by $7.6 billion or 9.1 percent to $91.2 billion, with fourth quarter revenues increasing to $24.4 billion or 10 percent year-over-year, led by double-digit percentage growth at OptumHealth and OptumInsight. Optum’s full year earnings from operations grew $1.1 billion or 19.3 percent year-over-year to $6.7 billion, and the full year operating margin strengthened 70 basis points to 7.4 percent. All Optum reporting segments grew earnings from operations by 20 percent or more in the fourth quarter of 2017, with overall fourth quarter earnings increasing 23.8 percent and operating margin reaching 9.1 percent, led by expected seasonal strength from OptumInsight.

–
OptumHealth revenues of $20.6 billion grew $3.7 billion or 21.7 percent year-over-year, including growth of 21.1 percent in the fourth quarter to $5.5 billion, driven primarily by growth and market expansion in care delivery, as well as growth in consumer health engagement services, behavioral health services and health financial services. OptumHealth served approximately 91 million people at year end 2017, having grown to serve 8 million more people during the year.

–
OptumInsight revenues grew 10.3 percent to $8.1 billion in 2017, with fourth quarter revenues of $2.2 billion increasing 8.1 percent year-over-year, driven by growth in revenue management and business process services. OptumInsight’s backlog ended the year at $15 billion, up 19 percent year-over-year.

–
In 2017, OptumRx revenues increased 5.5 percent year-over-year to $63.8 billion. Fourth quarter revenue of $17 billion increased 7.3 percent year-over-year. OptumRx fulfilled 1.3 billion adjusted scripts in 2017, growth of 59 million scripts or 4.7 percent over the prior year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through January 30, 2018. The conference call replay can also be accessed by dialing 1-800-839-3613. This earnings release and the Form 8-K dated January 16, 2018 can also be accessed from the Investors page of the Company’s website.

Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions’ regulations affecting the health care industry; the outcome of the Department of Justice’s legal actions relating to risk adjustment submission matters; our ability to maintain and achieve improvement in CMS star ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and other government programs, including the effects of a prolonged U.S. government shutdown or debt ceiling constraints; changes in Medicare, including changes in payment methodology, the CMS star ratings program or the application of risk adjustment data validation audits; cyberattacks or other privacy or data security incidents; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions; fluctuations in foreign currency exchange rates on our reported shareholders’ equity and results of operations; downgrades in our credit ratings; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2017

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information - Businesses

•	Supplemental Financial Information - Business Metrics

•	2018 Outlook Revised for the Impact of Tax Reform

•	Reconciliation of Non-GAAP Financial Measures

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues
Premiums	$40,378	$36,752	$158,453	$144,118
Products	7,157	6,959	26,366	26,658
Services	4,228	3,563	15,317	13,236
Investment and other income	298	261	1,023	828
Total revenues	52,061	47,535	201,159	184,840
Operating costs
Medical costs	33,207	29,696	130,036	117,038
Operating costs	7,820	7,817	29,557	28,401
Cost of products sold	6,479	6,308	24,112	24,416
Depreciation and amortization	578	527	2,245	2,055
Total operating costs	48,084	44,348	185,950	171,910
Earnings from operations	3,977	3,187	15,209	12,930
Interest expense	(308)	(268)	(1,186)	(1,067)
Earnings before income taxes	3,669	2,919	14,023	11,863
Benefit (provision) for income taxes	52	(1,211)	(3,200)	(4,790)
Net earnings	3,721	1,708	10,823	7,017
Earnings attributable to noncontrolling interests	(104)	(24)	(265)	(56)
Net earnings attributable to UnitedHealth Group common shareholders	$3,617	$1,684	$10,558	$7,017
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$3.65	$1.74	$10.72	$7.25
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$2.59	$2.11	$10.07	$8.05
Diluted weighted-average common shares outstanding	991	970	985	968
(a) See page 7 for a reconciliation of the non-GAAP measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016
Assets
Cash and short-term investments	$15,490	$13,275
Accounts receivable, net	9,568	8,152
Other current assets	12,026	12,452
Total current assets	37,084	33,879
Long-term investments	28,341	23,868
Other long-term assets	73,632	65,063
Total assets	$139,057	$122,810
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$17,871	$16,391
Commercial paper and current maturities of long-term debt	2,857	7,193
Other current liabilities	29,735	25,668
Total current liabilities	50,463	49,252
Long-term debt, less current maturities	28,835	25,777
Other long-term liabilities	7,737	7,592
Redeemable noncontrolling interests	2,189	2,012
Equity	49,833	38,177
Total liabilities, redeemable noncontrolling interests and equity	$139,057	$122,810

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Years Ended December 31,
	2017	2016
Operating Activities
Net earnings	$10,823	$7,073
Noncash items:
Depreciation and amortization	2,245	2,055
Deferred income taxes and other	(748)	(1)
Share-based compensation	597	485
Net changes in operating assets and liabilities	679	183
Cash flows from operating activities	13,596	9,795
Investing Activities
Purchases of investments, net of sales and maturities	(4,319)	(5,927)
Purchases of property, equipment and capitalized software	(2,023)	(1,705)
Cash paid for acquisitions, net	(2,131)	(1,760)
Other, net	(126)	37
Cash flows used for investing activities	(8,599)	(9,355)
Financing Activities
Common share repurchases	(1,500)	(1,280)
Dividends paid	(2,773)	(2,261)
Net change in commercial paper and long-term debt	(2,615)	990
Other, net	3,447	1,540
Cash flows used for financing activities	(3,441)	(1,011)
Effect of exchange rate changes on cash and cash equivalents	(5)	78
Increase (decrease) in cash and cash equivalents	1,551	(493)
Cash and cash equivalents, beginning of period	10,430	10,923
Cash and cash equivalents, end of period	$11,981	$10,430
Supplemental Schedule of Noncash Investing Activities:
Common stock issued for acquisition	$2,164	$-

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues
UnitedHealthcare	$41,599	$37,948	$163,257	$148,581
Optum	24,392	22,167	91,185	83,593
Eliminations	(13,930)	(12,580)	(53,283)	(47,334)
Total consolidated revenues	$52,061	$47,535	$201,159	$184,840
Earnings from Operations
UnitedHealthcare	$1,762	$1,398	$8,498	$7,307
Optum (a)	2,215	1,789	6,711	5,623
Total consolidated earnings from operations	$3,977	$3,187	$15,209	$12,930
Operating Margin
UnitedHealthcare	4.2%	3.7%	5.2%	4.9%
Optum	9.1%	8.1%	7.4%	6.7%
Consolidated operating margin	7.6%	6.7%	7.6%	7.0%

Revenues
UnitedHealthcare Employer & Individual	$13,307	$13,504	$52,066	$53,084
UnitedHealthcare Medicare & Retirement	16,390	14,043	65,995	56,329
UnitedHealthcare Community & State	9,938	8,642	37,443	32,945
UnitedHealthcare Global	1,964	1,759	7,753	6,223

OptumHealth	$5,463	$4,513	$20,570	$16,908
OptumInsight	2,247	2,079	8,087	7,333
OptumRx	17,015	15,857	63,755	60,440
Optum eliminations	(333)	(282)	(1,227)	(1,088)
(a) Earnings from operations for Optum for the three months and year ended December 31, 2017 included $556 and $1,823 for OptumHealth; $690 and $1,770 for OptumInsight; and $969 and $3,118 for OptumRx, respectively. Earnings from operations for Optum for the three months and year ended December 31, 2016 included $420 and $1,428 for OptumHealth; $563 and $1,513 for OptumInsight; and $806 and $2,682 for OptumRx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESS METRICS

UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	December 31, 2017	September 30, 2017	December 31, 2016
Commercial group:
Risk-based	7,935	7,805	7,470
Fee-based	18,595	18,610	18,900
Total commercial group	26,530	26,415	26,370
Individual	485	515	1,350
Fee-based TRICARE	2,850	2,855	2,860
Total Commercial	29,865	29,785	30,580
Medicare Advantage	4,430	4,390	3,630
Medicaid	6,705	6,375	5,890
Medicare Supplement (Standardized)	4,445	4,415	4,265
Total Public and Senior	15,580	15,180	13,785
Total UnitedHealthcare - Domestic Medical	45,445	44,965	44,365
International	4,080	4,080	4,220
Total UnitedHealthcare - Medical	49,525	49,045	48,585

Supplemental Data
Medicare Part D stand-alone	4,940	4,945	4,930

OPTUM PERFORMANCE METRICS

	December 31, 2017	September 30, 2017	December 31, 2016
OptumHealth Consumers Served (in millions)	91	90	83
OptumInsight Contract Backlog (in billions)	$15.0	$13.9	$12.6
OptumRx Quarterly Adjusted Scripts (in millions)	333	321	318

Note: UnitedHealth Group served 139 million unique individuals across all businesses at December 31, 2017.

UNITEDHEALTH GROUP
2018 OUTLOOK REVISED FOR THE IMPACT OF TAX REFORM
(in millions, except per share data and percentages)

Business	Revenue Ranges	Earnings from Operations	Operating Margin Range
UnitedHealthcare	$179,000 – $181,000	$9,100 – $9,500	5.0% – 5.3%
Optum	99,000 – 100,000	$7,600 – $7,800	7.6% – 7.9%
Eliminations	(55,000) – (56,000)
Range of	$223,000 – $225,000	$16,700 – $17,300	7.4% – 7.8%

Consolidated UnitedHealth Group			2018 Targets
UnitedHealth Group Medical Care Ratio			81.5% ± 50 bps
Operating Cost Ratio			15.3% ± 30 bps
Depreciation and Amortization			$2,350 – $2,400
EBITDA (a)			$19,050 – $19,700
Investment and Other Income			$1,000 – $1,050
Interest Expense			$1,200 – $1,250
Tax Rate			~24%
Net Earnings Attributable to UnitedHealth Group Shareholders			$11,475 – $11,775
Net Margin			5.1% – 5.3%
Diluted Weighted-Average Shares			982 – 987
Diluted Net Earnings Per Common Share to UnitedHealth Group Shareholders			$11.65 – $11.95
Adjusted Earnings Per Common Share (a)			$12.30 – $12.60
Cash Flows from Operations			$15,000 – $15,500
Dividends Paid (at current rate)			~$2,900
Share Repurchase			$3,000 – $4,000
Capital Expenditures			~$2,000
(a) See page 7 for a reconciliation of the non-GAAP measures

UNITEDHEALTH GROUP
Reconciliation of Non-GAAP Financial Measures

•	Adjusted Net Earnings per Share

•	Net Margin Adjusted for Tax Reform

•	Adjusted Cash Flows from Operations

•	EBITDA

Use of Non-GAAP Financial Measures

Adjusted net earnings per share, adjusted cash flows from operations and net margin adjusted for tax reform are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted net earnings per share excludes from the relevant GAAP metric, as applicable, intangible amortization and other items, if any, that do not relate to the Company's underlying business performance. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. In addition, adjusted net earnings per share excludes the earnings impact of the deferred tax revaluation recognized after The Tax Cuts and Jobs Act of 2017 was enacted in December 2017 and the recognition of the Company's estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty Network America Insurance Company and its subsidiary (Penn Treaty). Management believes the exclusion of these items provides a more useful comparison of the Company's underlying business performance from period to period.

Management believes that the use of net margin adjusted for tax reform provides investors and management useful information about the performance of the underlying business prior to the impact of the deferred tax revaluation recognized in 2017.

Management believes that the use of adjusted cash flows from operations provides investors and management with useful information to compare our cash flows from operations for the current period to that of other periods, when the Company does not receive its monthly payment from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally remits their monthly payments on the first calendar day of the applicable month. However, if the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, quarterly operating cash flows determined in accordance with GAAP may occasionally include CMS premium payments for two months or four months. Adjusted cash flows from operating activities presents operating cash flows assuming all CMS payments were received on the first calendar day of the applicable month.

Management believes that the use of EBITDA provides investors and management useful information about our operating earnings before interest, taxes, depreciation and amortization.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

ADJUSTED NET EARNINGS PER SHARE

	Three Months Ended December 31,		Years Ended December 31,		Projected Year Ended December 31,
	2017	2016	2017	2016	2018
GAAP net earnings attributable to UnitedHealth Group common shareholders	$3,617	$1,684	$10,558	$7,017	$11,475 to $11,775
Tax reform impact	(1,197)	—	(1,197)	—	—
Penn Treaty impact	—	350	—	350	—
Intangible amortization	227	222	896	882	~835
Tax effect	(85)	(213)	(334)	(454)	~(210)
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$2,562	$2,043	$9,923	$7,795	$12,100 to $12,400

GAAP diluted earnings per share	$3.65	$1.74	$10.72	$7.25	$11.65 to $11.95
Tax reform impact per share	(1.21)	—	(1.22)	—	—
Penn Treaty impact per share	—	0.36	—	0.36	—
Intangible amortization per share	0.23	0.23	0.91	0.91	~0.85
Tax effect per share	(0.08)	(0.22)	(0.34)	(0.47)	~(0.20)
Adjusted diluted earnings per share	$2.59	$2.11	$10.07	$8.05	$12.30 to $12.60

NET MARGIN ADJUSTED FOR TAX REFORM

	Three Months Ended December 31,	Year Ended December 31,
	2017	2017
GAAP net earnings attributable to UnitedHealth Group common shareholders	$3,617	$10,558
Tax reform impact	(1,197)	(1,197)
Net earnings adjusted for tax reform attributable to UnitedHealth Group common shareholders	$2,420	$9,361

GAAP net margin	6.9%	5.2%
Net margin adjusted for tax reform	4.6%	4.7%

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions)
(unaudited)

ADJUSTED CASH FLOWS FROM OPERATIONS

	Three Months Ended December 31,
	2017	2016
GAAP cash flows from operations	$(2,577)	$(1,409)
Add: October CMS premium payments received in September	4,568	3,777
Adjusted cash flows from operations	$1,991	$2,368

EBITDA

Projected Year Ended December 31, 2018
GAAP net earnings	$11,800 to $12,200
Provision for income taxes	3,700 – 3,850
Interest expense	1,200 – 1,250
Depreciation and amortization	2,350 – 2,400
EBITDA	$19,050 to $19,700